Rani Therapeutics Holdings, Inc.

2026 Equity Inducement Plan Option Agreement

As reflected by your Stock Option Grant Notice (“Grant Notice”), Rani Therapeutics Holdings, Inc. (the “Company”) has granted you an option under its 2026 Equity Inducement Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). The Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable. The terms of your Option as specified in the Grant Notice and this Option Agreement constitute your Option Agreement.

The general terms and conditions applicable to your Option are as follows:

1.
Governing Plan Document. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in:
(a)
Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Option;
(b)
Section 9(e) regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and
(c)
Section 8(c) regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.
VESTING. Your Option will vest as provided in your Grant Notice, subject to the provisions contained herein and the terms of the Plan. Vesting will cease upon the termination of your Continuous Service.
3.
Exercise.

(a)
You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(i), 4(j) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b)
To the extent permitted by Applicable Law, you may pay your Option exercise price as follows.

(i)
Cash or check, bank draft or money order payable to the Company;
(ii)
pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan if at the time of exercise the Common Stock is publicly traded;
(iii)
subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or
(iv)
subject to Company and/or Committee consent at the time of exercise, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.
4.
TERM. You may not exercise your Option before the Date of Grant or after the expiration of the option’s term. Except as set forth in your Grant Notice, the term of your option expires, subject to the provisions of Section 4(h) of the Plan, upon the earliest of the following:
(a)
immediately upon the termination of your Continuous Service for Cause;
(b)
three months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 4(d) below); provided, however, that if during any part of such three month period your option is not exercisable solely because of the condition set forth below relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven months after the Date of Grant, and (B) the date that is three months after the termination of your Continuous Service, and (y) the Expiration Date;
(c)
12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 4(d)) below;
(d)
18 months after your death if you die either during your Continuous Service or after your Continuous Service terminates for any reason other than Cause but during the period the Option would otherwise be exercisable;
(e)
the Expiration Date indicated in your Grant Notice; or
(f)
the day before the 10th anniversary of the Date of Grant.

Securities Law Compliance: In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

5.
Withholding Obligations. As further provided in Section 8 of the Plan: (a) you may not exercise your Option unless the applicable tax withholding obligations are satisfied, and (b) at the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option in accordance with the withholding procedures established by the Company. Accordingly, you may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. In the event that the amount of the Company’s withholding obligation in connection with your Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
6.
TRANSFERABILITY. Except as otherwise provided in Section 4(e) of the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.
7.
Corporate Transaction. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
8.
No Liability for Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
9.
Severability. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid
10.
OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities

Act, which includes the Prospectus. “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act. In addition, you acknowledge receipt of the Company’s Trading Policy.
11.
QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences please see the Prospectus.
12.
Exercise Restriction for Non-Exempt Employees. If you are an Employee

eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

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